                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         RESOURCE ASSET INVESTMENT TRUST
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                        RESOURCE ASSET INVESTMENT TRUST
                   1845 Walnut Street Philadelphia, PA 19103


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                April 14, 1999


To the Shareholders of RESOURCE ASSET INVESTMENT TRUST:


     Notice is hereby given that the annual meeting of shareholders of RESOURCE ASSET INVESTMENT TRUST, a Maryland real estate investment trust (the "Company"), will be held at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania, on Wednesday, April 14, 1999, at 10:00 A.M., Philadelphia time, for the following purposes:


     1. To re-elect each of the trustees to serve until the next annual meeting of shareholders in 2000.


     2. To consider and act upon a proposal to amend the Resource Asset Investment Trust 1997 Stock Option Plan to increase the maximum number of Common Shares of Beneficial Interest ("Shares") which may be issued under the Plan by 350,000 Shares to a total of 800,000 Shares.


     3. To ratify the selection of Grant Thornton LLP as independent auditors for the Company for the fiscal year ending December 31, 1999.


     4. To transact such other business as may properly be brought before the meeting and any adjournments thereof.


     Only shareholders of record on the books of the Company at the close of business on March 15, 1999 will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the offices of the Company at 1845 Walnut Street, Philadelphia, Pennsylvania 19103. The stock transfer books will not be closed.


     SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.


                                              By order of the Board of Trustees

                                              Jonathan Z. Cohen, Secretary
                                              March 25, 1999

                        RESOURCE ASSET INVESTMENT TRUST
                   1845 Walnut Street Philadelphia, PA 19103
                             ---------------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------
                                    GENERAL


Introduction

     The annual meeting of shareholders of Resource Asset Investment Trust (the "Company") will be held on Wednesday, April 14, 1999, at 10:00 A.M., Philadelphia time, at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on March 15, 1999 will be entitled to notice of and to vote at such meeting.

     This statement is furnished in connection with the solicitation by the Board of Trustees of the Company (the "Board of Trustees") of proxies from holders of the Company's Common Shares of Beneficial Interest to be used at such meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the meeting and any and all adjournments thereof.

     This proxy statement and the accompanying form of proxy are being sent on or about March 25, 1999 to shareholders of record as of March 15, 1999.


Revocation of Proxy


     If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein, by submitting a later dated proxy or by attending the meeting and voting in person.


Expenses and Manner of Solicitation


     The cost of soliciting proxies, which is not expected to exceed $15,000, will be borne by the Company. Proxies may be solicited by trustees, officers and regular employees of the Company either personally, by letter or by telephone. Such trustees, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Shares.


                             VOTING AT THE MEETING


     The Company has an authorized capitalization of 225,000,000 common shares of beneficial interest, consisting of 200,000,000 common shares, par value $.01 per share ("Common Shares"), and 25,000,000 preferred shares, par value $1.00 per share ("Preferred Shares"). Of such authorized capitalization, 6,165,334 Common Shares were outstanding as of the close of business on the record date. At the annual meeting, only those holders of Common Shares at the close of business on the record date will be entitled to vote. Each holder is entitled to one vote per share on each matter of business properly brought before the meeting.

     The presence in person or by proxy of holders of the Company's outstanding Common Shares representing not less than a majority of the outstanding Common Shares will constitute a quorum. The affirmative vote in person or by proxy of a majority of the outstanding Common Shares will be necessary for the election of trustees, the approval of the amendment to the 1997 Stock Option Plan, the ratification of Grant Thornton LLP as independent public auditor and all other business properly brought before the meeting.

     Abstentions may be specified on the election of each of the nominated trustees and on any other properly presented business and will be considered present for purposes of determining the existence of a quorum.

Abstentions, including broker non-votes, will have the same effect as a vote "against" the proposal. Any proxy not specifying to the contrary will be voted
FOR: (1) the election of the specified trustees, (2) the amendment of the Company's 1997 Stock Option Plan and (3) the ratification of the selection of Grant Thornton LLP as independent public auditors for the Company for the fiscal year ending December 31, 1999.

     A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy delivered with respect to such shares that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of Common Shares owned, as of March 15, 1999, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding Common Shares, (b) each of the Company's present trustees, (c) each of the Company's executive officers, and (d) all of the Company's present executive officers and trustees as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.



                                                                             Common Shares
                                                                        ----------------------
                                                                         Amount and Nature of     Percent
Beneficial Owner                                                         Beneficial Ownership     of Class
---------------------------------------------------------------------   ----------------------   ---------
Trustees: (1)
Betsy Z. Cohen ......................................................          106,632(2)            1.7%
Jonathan Z. Cohen ...................................................            1,278(3)(4)           *
Jerome S. Goodman ...................................................           18,000(3)(5)           *
Joel R. Mesznik .....................................................              500(3)              *
Daniel Promislo .....................................................            1,500(3)              *
Jack L. Wolgin ......................................................            3,500(3)              *
Executive Officers: (1)
Jay J. Eisner .......................................................           23,830(6)              *
Jay R. Cohen ........................................................           38,919(7)              *
Ellen J. DiStefano ..................................................           10,353(8)              *
All trustees and executive officers as a group (9 persons) ..........          204,512               3.3%
Other owners of 5% or more of outstanding Common Shares (9):
Resource America, Inc. ..............................................          835,937             13.56%
Keefe Managers, Inc. ................................................          534,900(10)          8.67%
Emerald Advisers, Inc. ..............................................          388,195(11)          6.30%
Wellington Management Company, LLP ..................................          836,300(12)         13.56%
FBR Asset Investment Corporation ....................................          344,575(13)          5.59%
Corbyn Investment Management, Inc. ..................................          381,450(14)          6.19%
Bay Pond Partners L.P. ..............................................          350,000(15)          5.68%

------------
*Less than 1%

 (1) The address for each trustee and executive officer is 1845 Walnut Street, 10th floor, Philadelphia, Pennsylvania 19103

 (2) Includes 100 shares directly held by Mrs. Cohen; 148 shares held in the Company's Cash and Deferred Savings Plan (the "401(k) Plan") for the benefit of Mrs. Cohen; 14,336 shares held by an individual retirement account ("IRA") for the benefit of Mrs. Cohen; 16,801 shares held as trustee of a charitable foundation; 18,997 shares held in an IRA account for the benefit of Mrs. Cohen's spouse, Edward E. Cohen; and 56,250 shares issuable upon exercise of options granted under the 1997 Stock Option Plan. Excludes shares held by Resource America, Inc., of which Edward E. Cohen is Chairman and Chief Executive Officer.

 (3) Includes 500 shares issuable to each trustee, other than Mrs. Cohen, upon exercise of options granted under the 1997 Stock Option Plan.

 (4) Includes 500 shares held directly by Mr. Cohen and 278 shares held in a 401(k) account for his benefit.

 (5) Includes 17,500 shares held by Conwell Limited Partnership, of which Mr. Goodman is the President of the General Partner.

 (6) Includes 1,500 shares held by Mr. Eisner jointly with his spouse; 1,455 shares held in an IRA account for the benefit of Mr. Eisner; 1,155 shares held in an IRA account for the benefit of Mr. Eisner's spouse; 770 shares held in Mr. Eisner's 401(k) account; 200 shares held by Mr. Eisner's minor children; and 18,750 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

 (7) Includes 2,208 shares held in an IRA account for the benefit of Mr. Cohen; 17,000 shares held jointly by Mr. Cohen and his spouse; 6,441 shares held in an IRA account for the benefit of Mr. Cohen's spouse; 770 shares held in Mr. Cohen's 401(k) account; and 12,500 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

 (8) Includes 1,000 shares held by Mrs. DiStefano jointly with her spouse; 603 shares held in a 401(k) account for the benefit of Mrs. DiStefano; and 8,750 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

 (9) Includes shares held by entities managed by the named persons. The address for Resource America, Inc. is 1521 Locust Street, Philadelphia, Pennsylvania 19102; the address for Emerald Advisers, Inc. is 1857 William Penn Way, Lancaster, Pennsylvania 17601; the address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109; the address for Keefe Managers, Inc. is 375 Park Avenue, 23rd Floor, New York, New York 10152; the address for FBR Asset Investment Corporation is 1001 19th Street, North, Arlington, Virginia 22209; the address for Corbyn Investment Management, Inc. is 2330 W. Joppa Road, Suite 108, Lutherville, Maryland 21093; and the address for Bay Pond Partners L.P. is 75 State Street, Boston, Massachusetts 02109.

(10) Information based on Schedule 13G of Keefe Managers, Inc. filed February 11, 1999.

(11) Information based on Schedule 13G of Emerald Advisers, Inc. filed February 8, 1999. Emerald Advisers, Inc. has shared voting power with respect to 133,675 of such shares.

(12) Information based on Schedule 13G, as amended, of Wellington Management Company, LLP filed February 9, 1999. Wellington Management Company, LLP has shared voting power with respect to 814,700 of such shares and shared dispositive power with respect to all such shares.

(13) Information based on Schedule 13G of FBR Asset Investment Corporation filed February 17, 1999. FBR Asset Investment Corporation has shared voting and dispositive powers with respect to all such shares.

(14) Information based on Schedule 13G of Corbyn Investment Management, Inc. filed January 21, 1999.

(15) Information based on Schedule 13G of Bay Pond Partners L.P. filed January 20, 1999. Bay Pond Partners L.P. has shared voting and dispositive powers with respect to all of such shares.

                       PROPOSAL 1. ELECTION OF TRUSTEES

Trustees

     The By-Laws of the Company provide that the number of trustees shall be fixed by resolution of the Board of Trustees, provided that there shall be a minimum of three and a maximum of nine trustees. During fiscal 1998, the Board of Trustees fixed the number of trustees at six. All trustees are elected for a term of one year or until their successors are elected and qualified. The Nominating Committee of the Board of Trustees has nominated all of the current Trustees for re-election at the 1999 annual meeting for a term to expire at the 2000 annual meeting or until their successors are elected or appointed. Each Trustee began his or her service in 1997.

     It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the re-election of all of the current trustees. Should any of the nominees become unable or refuse to accept nomination or election as a trustee, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the Board of Trustees may recommend. The Board of Trustees knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

     Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the nominees except that Jonathan Z. Cohen, who is currently a trustee and Secretary of the Company, is the son of Betsy Z. Cohen, Chairman of the Board of Trustees and Chief Executive Officer of the Company. Additionally, Jay R. Cohen, Executive Vice President of the Company, is a cousin of Mrs. Cohen.

Names of Trustees, Principal
Occupations and Other Information

Betsy Z. Cohen, 57, Chairman, Chief Executive Officer and trustee of the Company. Mrs. Cohen has been Chairman, Chief Executive Officer and a director of JeffBanks, Inc. (a bank holding company) since 1981, and of its subsidiaries, Jefferson Bank (since 1974), Jefferson Bank of New Jersey (since
1988) and JeffMortgage, Inc. (since 1998). Mrs. Cohen is also a director of Aetna, Inc. (an insurance company).

Jonathan Z. Cohen, 27, Secretary and trustee of the Company. Mr. Cohen has been a Vice President of Resource America, Inc. ("RAI") (the sponsor of the Company) since December 1997 and Vice Chairman of its subsidiary, Atlas America, Inc., since 1998. See "Certain Relationships and Related Party Transactions." Previously, from 1994, he was the Chief Executive Officer of Blue Guitar Films (a feature film production company which he founded). Prior thereto, Mr. Cohen was engaged in graduate law studies.

Jerome S. Goodman, 64, a trustee of the Company. Mr. Goodman was the Chairman of Travel One (a commercial travel management company) from 1971 to 1998. Mr. Goodman was a member of the New Jersey Sports Exposition Authority from 1991 to 1994, and its Chairman from 1992 to 1994. He also served as Chairman, President and Chief Executive Officer of First Peoples Financial Corporation (a bank holding company) from 1987 to 1992 and as President and Chief Executive Officer of First Peoples Bank of NJ from 1983 to 1987. He was a member of the Board of Directors of GBC Technologies, Inc. from 1992 to 1995. Mr. Goodman is a director of Aetna, Inc.

Joel R. Mesznik, 53, a trustee of the Company. Mr. Mesznik has been President of Mesco Ltd. (a corporate financial advisory firm) since 1990. From 1976 to 1990, Mr. Mesznik was affiliated with Drexel Burnham Lambert, Inc. including, from 1976 to 1987, serving as head of its Public Finance Department. Mr. Mesznik is the general partner of several private real estate limited partnerships.

Daniel Promislo, 66, a trustee of the Company. Mr. Promislo is Managing Director (from 1996 to date) and past partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen (a Philadelphia law firm). Since 1991, he also has been President and a director of Historical Documents Co. and Historic Souvenir Co. (souvenir manufacturer). From 1994 to date, he has served as a director, and from 1996 to October 1997 was the Chairman of the Board of Directors, of WHYY, Inc. (the principal public television station in the Philadelphia metropolitan area).

Jack L. Wolgin, 82, a trustee of the Company. Mr. Wolgin has been President of Washington Capital Corporation (a private investment firm providing non-conforming mortgage loan financing to real estate developers and others) since 1992. Previously, Mr. Wolgin was a director of Industrial Valley Bank, Chairman, President and Chief Executive Officer of Atlas Credit Corporation (a Philadelphia home improvement lender) and Colonial Mortgage Company (a mortgage origination and servicing company). He was also founder of the Pennsylvania Real Estate Investment Trust and a past director and member of the executive committee of the board of directors of Brooks Harvey Realty Investors (a real estate investment trust).

Non-Trustee Executive Officers

Jay J. Eisner, 42, a certified public accountant, has been President and Chief Operating Officer of the Company since its formation in 1997. Mr. Eisner also served as Secretary of the Company from August 1997 to February 1998. From December 1994 to March 1997, Mr. Eisner was Chief Financial Officer of Washington Capital Corporation, Philadelphia, Pennsylvania and, from 1987 to December 1994, was Chief Financial Officer of Asbell & Associates, L.P., Philadelphia, Pennsylvania (a private real estate development, investment and financing firm).

Jay R. Cohen, 58, was elected in October 1997 to serve as Executive Vice President of the Company. From 1995 through September 1997, Mr. Cohen was Executive Vice President and treasurer of CRIIMI MAE, Inc., Rockville, Maryland, a REIT investing in mortgage loans. Prior thereto, from 1983, Mr. Cohen served in various executive capacities with predecessor REITs to CRIIMI MAE, including service as Executive Vice President and Treasurer of CRI Insured Mortgage Association, Inc., CRI Liquidating REIT, Inc. and Capital Housing and Mortgage Partners, Inc. During such period, Mr. Cohen also served as President of Crico Mortgage Company, Inc., a manager of REITs and master limited partnerships. Subsequent to Mr. Cohen becoming Executive Vice President of the Company, CRIIMI MAE filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 5, 1998.

Ellen J. DiStefano, 33, a certified public accountant, was elected in October 1997 to serve as Chief Financial Officer of the Company and also has served as Vice President of the Company since December 1998. From 1992 to August 1997, Ms. DiStefano was Chief Financial Officer of Brandywine Construction & Management, Inc., a Philadelphia, Pennsylvania based national manager and developer of commercial, multifamily residential, office and hotel properties. See "Certain Relationships and Related Party Transactions."

Trustee Compensation

     Each independent trustee of the Company was paid a retainer of $10,000 during fiscal 1998. Each independent trustee was also paid $1,000 for each meeting of the Board of Trustees that he attended in person and $500 for each committee meeting attended in person. Independent trustees were also paid an additional $500 for each meeting of a committee that they attended in person and for which they presided as chairman. Mr. Jonathan Z. Cohen was also paid $25,000 for his services as Secretary of the Company. A total of $65,000 was paid to the independent trustees during fiscal 1998 for attendance at Board and committee meetings

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, trustees, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

     Based solely on its review of the reports received by it, or representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal 1998, its officers, trustees and greater than ten percent shareholders complied with all applicable filing requirements.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Trustees (the "Compensation Committee"), consisting of Mrs. Cohen and Messrs. Promislo, Goodman and Mesznik, makes determinations regarding the compensation of the Company's executive officers. None of the Committee members besides Mrs. Cohen is an employee or former employee, of the Company. No executive officer of the Company was a director or compensation committee member of an entity, any of whose executive officers served on the Company's Board or Compensation Committee. During 1998, however, Mr. Goodman, who is also a director of Aetna, Inc., served on the Company's Compensation Committee and Mrs. Cohen served as a director and Compensation Committee member of Aetna, Inc.


Information Concerning the Board of Trustees and Certain Committees

     The Board of Trustees held a total of six meetings during fiscal 1998. Each of the trustees attended all meetings of the Board and all meetings of committees on which they served during fiscal 1998. Standing committees of the Board of Trustees are the Audit Committee, Compensation Committee, Investment Committee and Nominating Committee.

     The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, selects and recommends to the Board of Trustees the engagement of independent accountants and reviews the adequacy of the Company's internal controls. The Committee did not meet during fiscal 1998 since it was the first year of operations for the Company. Members of the Committee are Messrs. Goodman, Promislo and Mesznik.

     The Compensation Committee establishes and monitors compensation levels for officers of the Company and administers the 1997 Stock Option Plan. The Committee held one meeting during fiscal 1998. Members of the committee are Mrs. Cohen and Messrs. Goodman, Mesznik and Promislo. Mrs. Cohen abstains from voting on, and is not present during Committee discussions of, her compensation.

     The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held seven meetings during fiscal 1998. All of the trustees are members of the Investment Committee.

     The Nominating Committee recommends persons for nomination as trustees of the Company. The Company did not meet during fiscal 1998 but did meet in early 1999 to consider trustee nominations for the 1999 annual meeting. The Committee will consider nominees recommended by security holders for the 2000 annual meeting if submitted in writing to the Secretary of the Company prior to November 25, 1999. Members of the committee are Mrs. Cohen and Messrs. Goodman and Mesznik.


Executive Officer Compensation

     The following tables set forth certain information concerning the compensation paid or accrued by the Company during each of the last two fiscal years since its formation in 1997, to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000.

                          Summary Compensation Table

                                       Annual Compensation              Long-Term Compensation(1)
                               -----------------------------------   --------------------------------
                                                                          Payouts
                                                                     ----------------
                                                                        Securities
          Name and                                                      Underlying           All
     Principal Position         Year     Salary ($)     Bonus ($)     Options (#)(2)     Other ($)(3)
----------------------------   ------   ------------   -----------   ----------------   -------------
Betsy Z. Cohen .............   1998        262,500        50,000         261,526              433
 Chairman, Chief ...........   1997              0             0               0                0
 Executive Officer
Jay J. Eisner ..............   1998        162,500        50,000          87,175            2,500
 President and COO .........   1997              0             0               0                0
Jay R. Cohen ...............   1998        200,000        25,000          58,117            2,500
 Executive Vice ............   1997              0             0               0                0
 President
Ellen J. DiStefano .........   1998        127,500        20,000          40,682            2,500
 Vice President ............   1997              0             0               0                0
 and Chief Financial Officer


(1) Except for the 1997 Stock Option Plan and 401(k) Plan reported elsewhere in this table, the Company does not have long-term incentive plans or pension or profit sharing plans.

(2) Reflects shares awarded under the 1997 Stock Option Plan, none of which have been exercised to date.

(3) All amounts are matching payments made by the Company under the 401(k)
    Plan.

Option Grants and Exercises in Last Fiscal Year and Year-end Option Values

     The following table sets forth the number of options granted to the executive officers listed in the Summary Compensation Table.


                       Option Grants in Last Fiscal Year

                                                       Individual Grants                             Grant Date Value
                               ------------------------------------------------------------------   -----------------
                                   Number of           % of Total
                                   Securities       Options Granted      Exercise
                                   Underlying         to Employees       or Base      Expiration        Grant Date
Name                            Options Granted         in 1998           Price         Date(1)      Present Value(2)
----------------------------   -----------------   -----------------   -----------   ------------   -----------------
Betsy Z. Cohen .............        225,000               58.5%           $15.00        1/14/08          $ 985,500
                                     36,526                                 9.00        10/9/08             94,602
Jay J. Eisner ..............         75,000               19.5%            15.00        1/14/08            328,500
                                     12,175                                 9.00        10/9/08             31,533
Jay R. Cohen ...............         50,000               13.0%            15.00        1/14/08            219,000
                                      8,117                                 9.00        10/9/08             21,023
Ellen J. DiStefano .........         35,000                9.1%            15.00        1/14/08            153,300
                                      5,682                                 9.00        10/9/08             14,716

------------
(1) All options are 25% exercisable on the first anniversary of the date of grant, with an additional 25% becoming exercisable on each of the three following anniversary dates. The options all terminate upon the earlier to occur of ten years from the date of grant or termination of employment, except termination due to death, permanent disability or retirement.

(2) Grant date present value has been calculated using the Black Scholes option pricing model.

     There were no option exercises by Trustees or executive officers during fiscal 1998. The following table sets forth the number of unexercised options and the value thereof on December 31, 1998, held by the executive officers listed in the Summary Compensation Table.


                Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                                        Value of
                                                                    Number of         Unexercised
                                                                   Unexercised        in-the-Money
                                                                    Options at         Options at
                                   Shares                           FY-End (#)         FY-End ($)
                                 Acquired on         Value         Exercisable/       Exercisable/
Name                            Exercise (#)     Realized ($)     Unexercisable     Unexercisable(1)
----------------------------   --------------   --------------   ---------------   -----------------
Betsy Z. Cohen .............         0                0             0/261,526           0/73,052
Jay J. Eisner ..............         0                0             0/87,175            0/24,350
Jay R. Cohen ...............         0                0             0/58,117            0/16,234
Ellen J. DiStefano .........         0                0             0/40,682            0/11,364

------------
(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at December 31, 1998 ($11.00 per share).


Employment Agreements

     The Company has entered into employment agreements with Betsy Z. Cohen, its Chairman and Chief Executive Officer, and Jay J. Eisner, its President and Chief Operating Officer. The agreement with Mrs. Cohen provides that she will devote only such time to the Company as is reasonably required to fulfill her duties. Under the agreement, Mrs. Cohen receives base compensation of $250,000 per year which may be increased by the Compensation Committee based upon its evaluation of Mrs. Cohen's performance. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of one year which is automatically extended so that, on any day that the agreement is in effect, it will have a then current term of one year. The automatic extensions cease upon notice by the Company of its election to terminate the agreement at the end of the one-year period then in effect or upon 90 days notice by Mrs. Cohen after the initial one year term. The agreement terminates upon Mrs. Cohen's death and may be terminated by the Company for cause (material and willful misconduct, conduct that would result in material injury to the reputation of the Company or continued deliberate negligent performance or non-performance of duties) or disability of Mrs. Cohen for more than an aggregate of 180 days during any 365 day period. The agreement may be terminated by Mrs. Cohen upon 45 days notice for "good reason" (generally, relocation of the Company out of the Philadelphia area, a change in control of the Company, a substantial change in Mrs. Cohen's duties, the Company's failure to continue coverage under benefit plans or a material breach of the agreement by the Company), subject to a 30-day cure period. In the event of a termination other than for cause, Mrs. Cohen (or her estate) will receive a lump sum benefit equal to her "average compensation." As used in the agreement, "average compensation" means the average of Mrs. Cohen's compensation (including the annualized current year's compensation) in the three most highly compensated years during the previous five years, except that if she has been employed for less than three years, it means the highest annual compensation received during the period. In addition, upon termination, all options to acquire Common Shares held by Mrs. Cohen vest on the later of the effective date of termination or six months after the options were granted.

     Under Mr. Eisner's agreement, he receives base compensation of $150,000 per year which may be increased by the Compensation Committee based upon its evaluation of his performance. Mr. Eisner is also eligible for bonuses as determined by the Compensation Committee. Except as to compensation and the requirement that Mr. Eisner devote his full-time services to the business and affairs of the Company, Mr. Eisner's employment agreement, including the formula for calculating the termination benefit, is otherwise substantially similar to that of Mrs. Cohen.


Certain Relationships and Related Party Transactions

     In the ordinary course of its business operations, the Company has ongoing relationships with several related entities, primarily, RAI and Brandywine Construction & Management Inc. ("Brandywine"). RAI, which was the sponsor of the Company, currently owns 13.56% of the outstanding Common Shares. RAI has the right to nominate one person for election to the Board of Trustees until such time as its ownership of outstanding Common Shares is less than 5%. Currently, Jonathan Z. Cohen is serving as RAI's nominee. Mr. Cohen is an officer of RAI and the son of Betsy Z. Cohen, the Chairman and Chief Executive Officer of the Company. Edward E. Cohen, who is the Chairman and Chief Executive Officer, a director and principal shareholder of RAI, is the husband of Betsy Z. Cohen and the father of Jonathan Z. Cohen.

     In connection with the Company's initial public offering (the "Initial Offering") of its Common Shares, the Company repaid to RAI amounts which RAI had advanced to the Company for legal, accounting and filing fees and for certain expenses prior to the Initial Offering.

     Also, in connection with the Initial Offering, RAI, through its subsidiaries, sold ten loans and senior lien interests in two additional loans to the Company ("Initial Investments") at an aggregate purchase price of $20.6 million ($2.5 million of which was attributable to the senior lien interests). The Company has also engaged in transactions with RAI subsequent to the purchase of the Initial Investments from RAI.

   o The Company purchased senior lien interests in three loans from RAI at an aggregate purchase price of $18.0 million.

   o The Company and RAI jointly acquired a loan at a purchase price of $85.5 million, $10.0 million of which was contributed by the Company. The Company's interest is subordinate to the $69.5 million interest of an unaffiliated party but senior to RAI's interest.

   o The Company and RAI jointly acquired a loan at a purchase price of $17.3 million, $4.0 million of which was contributed by the Company. The Company's interest is superior to RAI's interest and subordinate to the $12.2 million interest of an unaffiliated party.

   o The Company purchased an 89% interest in OSEB Associates, L.P. ("OSEB"), which owns one property in Philadelphia, Pennsylvania, for $750,000. The property is subject to a loan payable to RAI, of approximately $65 million, bearing interest at 10%, which existed at the time of the Company's acquisition of its interest. OSEB obtained senior financing from an unaffiliated party in the amount of $44.0 million to reduce the loan to approximately $22.9 million and to restructure it into two loans; one with an original principal balance of $18.4 million ($17.9 million as of December 31, 1998) and the other with an original principal balance of $4.5 million ($4.4 million as of December 31, 1998), both of which are subordinate to the senior financing. Brandywine owns the other 11% interest in OSEB.

   o The Company purchased a $5.8 million lien interest from RAI, which includes a $1.8 million senior lien interest of an unaffiliated party.

   o The Company sold a $4.0 million junior lien interest back to RAI and recognized a gain on sale of $940,000.

     The Company anticipates that, during fiscal year 1999, it will purchase and sell additional loans and lien interests in loans from and to RAI, and participate with it in other transactions.

     Brandywine, whose Chairman is Mrs. Cohen's spouse, Edward E. Cohen, provides real estate management services to one property owned by the Company and to 14 properties underlying the Company's investments. Management fees relating to the property owned by the Company, in the amount of $58,000, were paid to Brandywine for the year ended December 31, 1998.

     The Company maintains its temporary excess cash positions in short-term money market instruments at the bank subsidiaries of JeffBanks, Inc. ("JBI"). Betsy Z. Cohen who is the Chairman and Chief Executive Officer of the Company, is also the Chairman and Chief Executive Officer of JBI and of its bank subsidiaries. Further, Mrs. Cohen and her spouse, who also is an officer and director of JBI, are principal shareholders of JBI. As of December 31, 1998, the Company had $5.0 million on deposit with the JBI bank subsidiaries, of which approximately $4.9 million was above the Federal Deposit Insurance Corporation insured limit.

Performance Graph

     The following graph compares the change in the cumulative total return on the Common Shares of the Company from January 14, 1998 (the inception of trading) to December 31, 1998, with the performance of the S&P 500 Index and the National Association of Real Estate Investment Trusts (NAREIT) Mortgage REIT Index. The Company's shares are traded on the American Stock Exchange under the symbol "RAS."

                       COMPARES CUMULATIVE TOTAL RETURN
                    AMONG RESOURCE ASSET INVESTMENT TRUST,
             THE S&P 500 INDEX AND THE NAREIT MORTGAGE REIT INDEX



[GRAPHIC OMITTED]

              FROM INCEPTION OF TRADING THROUGH DECEMBER 31, 1998


                   ASSUMES $100 INVESTED ON JANUARY 14, 1998
                         ASSUMES DIVIDEND REINVESTMENT
                      FISCAL YEAR ENDING DECEMBER 31, 1998


Compensation Committee Report on Executive Compensation

     The Company's compensation policies are established to compensate and reward executives for their contribution to the success of the Company and to provide appropriate compensation packages to attract, motivate and retain talented executives.

     The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and as such is structured in three components: base salary, annual bonuses and long-term incentives.


Base Salary

     Base salaries for executive officers are determined in part relative to pay practices in other asset management and REIT businesses and the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.


Bonus Plan

     Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's specific contribution to that performance. The Company does not have a defined bonus pool and allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures have been established for determining the amount of bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations. During 1998, the Committee awarded $145,000 in bonuses.

Long-Term Incentives

     General. Long-term incentives are designed to focus executives on the long-term goals and performance of the Company and to provide a reward directly tied to shareholder return; the performance of the Common Shares. The particular plans are intended to encourage the participants to strive to achieve the long-term success of the Company and to remain with the Company in order to fully benefit from the plans.

     Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Common Shares, have a ten-year life and vest to the executive at twenty-five percent (25%) of the amount awarded on each of the four consecutive anniversary dates of their issuance. Allocation of available options is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive. Stock options are also issued periodically to trustees. These options may have similar terms as those issued to officers or may vest immediately. Because the maximum number of Common Shares which may be issued under the 1997 Stock Option Plan have been issued, the Company has proposed to amend the Plan to increase the amount of available shares by 350,000 Common Shares. See, Proposal 2. Amendment of The 1997 Stock Option Plan.

     Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of Common Shares. During fiscal 1998, the Company matched employee contributions 25% in Common Shares. While participation in this plan is at the discretion of the qualified employee, the intent was, and remains, to reward all employees, including executives, based on the long-term success of the Company as measured by the return to shareholders.


Chief Executive Officer Compensation

     In evaluating the performance and setting the total compensation package for Betsy Z. Cohen, the Committee met without Mrs. Cohen being present. The Committee noted that Mrs. Cohen is employed pursuant to the agreement described in "Employment Agreements" contained elsewhere in the proxy statement of which this report is a part. Such agreement provides for a base salary. The Committee determined to increase Mrs. Cohen's base salary by $50,000, effective October 1, 1998 and further, to award Mrs. Cohen a bonus of $50,000. In making such determination, the Committee took particular note of two successful offerings of Common Shares during very turbulent times in the Mortgage REIT sector. The Committee also viewed the Company's upward trend in dividends and funds from operations ("FFO") as significantly adding to shareholder value. The Committee believes that the efforts of Mrs. Cohen were a principal reason that the offerings were successful and that dividends and FFO have increased.

     This report has been provided by the Compensation Committee of the Board of Trustees of Resource Asset Investment Trust. Mrs. Cohen did not participate in the preparation of the paragraph of this Compensation Committee Report entitled "Chief Executive Officer Compensation."

                Betsy Z. Cohen                      Daniel Promislo
                Jerome S. Goodman                   Joel R. Mesznik


              PROPOSAL 2. AMENDMENT OF THE 1997 STOCK OPTION PLAN


     The Board of Trustees recommends that the shareholders ratify an amendment to the Company's 1997 Stock Option Plan to increase the maximum number of Common Shares which may be issued under the Plan ("Option Shares") by 350,000 shares to a total of 800,000 shares. A majority of the votes cast at the meeting either in person or by proxy is required for approval.

     The Plan currently provides that a maximum of 450,000 Common Shares may be issued to officers, key employees and trustees of the Company. All of the available Option Shares have now been issued pursuant to the Plan. The purpose of the proposed increase is to provide sufficient shares for future option grants to officers, key employees and trustees. The Board believes that the Company and its shareholders significantly benefit from having the Company's management and trustees receive options to purchase the Company's Common Shares, and that the opportunity thus afforded these persons to acquire Common Shares is an essential element of an effective management incentive program. The Board also believes that stock options are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company and its shareholders.

     If approved by the shareholders, Section 1.06(a) of the Plan would be amended to read as follows: "Shares which may be issued under the Plan shall be Common Shares. The maximum number of Common Shares which may be issued under the Plan shall be 800,000."


                     PROPOSAL 3. RATIFICATION OF AUDITORS

     The Board of Trustees recommends that the shareholders ratify the selection of Grant Thornton LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. A majority of the votes cast at the meeting either in person or by proxy is required for ratification.

     It is expected that a representative of Grant Thornton LLP will be present at the annual meeting.


                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Trustees does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

     Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.


                     ANNUAL REPORT AND REPORT ON FORM 10-K

     The Company's 1998 Annual Report to Shareholders, including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1998, is being sent to shareholders of record as of March 15, 1999 with this proxy statement. Shareholders of record as of March 15, 1999, and beneficial owners of the Common Shares on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Common Shares on March 15, 1999.


                             SHAREHOLDER PROPOSALS

     Under rules promulgated by the Securities and Exchange Commission, holders of Common Shares who desire to submit proposals for inclusion in the proxy statement of the Company to be utilized in connection with the 2000 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of the Company no later than November 25, 1999. In addition, the proxy for the 2000 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where the Company has not received notice of the matter on or before February 8, 2000.


                                                  By order of the Board of
                                                  Trustees
                                                  Jonathan Z. Cohen
                                                  March 25, 1999

                         RESOURCE ASSET INVESTMENT TRUST

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                 OF TRUSTEES OF RESOURCE ASSET INVESTMENT TRUST


The undersigned hereby appoints Betsy Z. Cohen, and Jay J. Eisner, and each of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or any of them, to vote all of the shares of Common Shares of Beneficial Interest of Resource Asset Investment Trust held of record by the undersigned on March 15 1999 at the Annual Meeting of Shareholders of Resource Asset Investment Trust, to be held Wednesday, April 14, 1999 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof.


               (Continued and to be signed on the reverse side.)

                                                 I plan to attend the meeting

                                                 Yes   [ ]       No   [ ]


1.       ELECTION OF TRUSTEES


     The nominees for election are Betsy Z. Cohen, Jonathan Z. Cohen, Jerome S. Goodman, Joel R. Mesznik, Daniel Promislo and Jack L. Wolgin.


FOR all nominees         Withhold Authority           To withhold
listed above             to vote for all              authority to vote
(except as marked        nominees listed above        for any individual
to the contrary                                       nominee, write that
at the right)                                         nominee's name in
                                                      the space provided below.

     [ ]                         [ ]                  -------------------------

                                                      -------------------------



2.       PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN.


         FOR Approval                AGAINST Approval                 ABSTAIN

             [ ]                           [ ]                          [ ]


3. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC AUDITORS FOR 1999 FISCAL YEAR


         FOR Approval                AGAINST Approval                 ABSTAIN

             [ ]                           [ ]                          [ ]



3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


         FOR Approval                AGAINST Approval                 ABSTAIN

             [ ]                           [ ]                          [ ]

This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed and FOR approval of the amendment to the 1997 Stock Option Plan and FOR ratification of Grant Thornton LLP as independent public auditors for the Company for fiscal 1999.


-------------------------------------
Signature of Shareholder



-------------------------------------
Signature if held jointly



Dated: ______________________ , 1999



        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.


NOTE: Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.